Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2021 FOURTH QUARTER

AND FULL YEAR RESULTS

Fourth Quarter Results Exceeded Expectations; Record Digital Revenue;

Sequential Improvement in Both Revenue and Gross Margin

Comparisons Every Quarter of Fiscal 2021

Fourth Quarter Fiscal 2021 Financial Summary

•	Net sales decreased 6% from last year to $637 million with stores open about 90% of days
•	Comparable sales increased 1%
•	Highlighted by strong 55% e-commerce comp growth
•	Journeys achieves record operating income
•	Inventory down 20%
•	GAAP EPS from continuing operations was $6.20
•	Non-GAAP EPS from continuing operations was $2.761

Fiscal 2021 Financial Summary

•	Net sales decreased 19% from last year to $1.8 billion with stores open 76% of days
•	Highlighted by strong 74% e-commerce comp growth
•	Generated cash flow of $134 million
•	GAAP EPS from continuing operations was $(3.94)
•	Non-GAAP EPS from continuing operations was $(1.18)1

NASHVILLE, Tenn., March 11, 2021 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $6.20 for the three months ended January 30, 2021, compared to earnings from continuing operations per diluted share of $2.49 in the fourth quarter last year.  Adjusted for the Excluded Items in both periods, the Company reported fourth quarter earnings from continuing operations per diluted share of $2.76, compared to earnings from continuing operations per diluted share of $3.09 last year.

GAAP loss from continuing operations per diluted share was $(3.94) for the year ended January 30, 2021, compared to earnings from continuing operations per diluted share of $3.94 for the year ended February 1, 2020.  Adjusted for the Excluded Items in both periods, the Company reported Fiscal 2021 loss from continuing operations per diluted share of $(1.18), compared to earnings from continuing operations per diluted share of $4.58 for Fiscal 2020.

__________________________

1Excludes retail store asset impairments and a change in vacation policy, net of tax effect in the fourth quarter and year of Fiscal 2021, and, additionally, a goodwill impairment and a trademark impairment, partially offset by a gain for the release of an earnout related to the Togast acquisition, net of tax effect for the year Fiscal 2021 (“Excluded Items”). Also excludes income tax benefits related to discrete tax items provided by the CARES Act and IRC Section 165 (g) 3 deductions for an outside basis difference for GCO Canada in the fourth quarter and year of Fiscal 2021. A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings/loss and earnings/loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “We concluded an incredibly challenging year with a fourth quarter that exceeded our expectations across the board highlighted by strength at Journeys. Our improving performance throughout Fiscal 2021 under difficult circumstances reflects the strength of our retail concepts prior to COVID-19 and our success capitalizing on the opportunities that emerged during the pandemic to fortify the leadership positions of our teen and young adult footwear businesses.  The numerous digital investments we’ve made over the past several years allowed us to take advantage of the accelerated shift to online spending to achieve record digital revenue of nearly $450 million, an increase of almost 75% year-over-year, while also fueling record profitability for this channel.

“While we expect the environment to remain fluid in the near-term, we are optimistic about our ability to solidify our recent digital gains and further expand our market share. The events of the past year have provided us the opportunity to transform our business at a faster pace.  We believe this, along with a solid balance sheet, have put us in a strong position to emerge from the pandemic, invest for growth, and build great value for our shareholders.”

Thomas A. George, Genesco interim chief financial officer, commented, “We were pleased with our fourth quarter performance, as all facets of operating results exceeded our internal expectations. Building upon our strong return to profitability in the third quarter, sequential improvements compared to the prior quarters in revenue, gross margin, and operating expenses, inclusive of rent abatements, drove operating income above last year’s level. In terms of earnings, we far exceeded our initial expectations; however, a higher tax rate offset the higher operating income, resulting in adjusted EPS of $2.76 compared to $3.09 last year.”

Store Re-Opening Update

As of March 11, 2021, the Company is operating in 90% of its locations, including approximately 1,145 Journeys, 160 Johnston & Murphy and 2 Schuh locations.

Fourth Quarter Review

Net sales for the fourth quarter of Fiscal 2021 decreased 6% to $637 million from $678 million in the fourth quarter of Fiscal 2020. This sales decrease was driven by continued pressure at Johnston & Murphy and the impact from store closures during the quarter, partially offset by digital comp growth of 55%. Stores were open about 90% of possible days. Although the Company has disclosed comparable sales for the fourth quarter of Fiscal 2021, it is providing both overall and comp sales by business to give better insight into performance.

Comparable Sales

Comparable Same Store and Direct Sales:	4QFY21	4QFY20
Journeys Group	2%	1%
Schuh Group	35%	3%
Johnston & Murphy Group	(35)%	(3)%
Total Genesco Comparable Sales	1%	1%
Same Store Sales	(10)%	(2)%
Comparable Direct Sales	55%	19%

Overall sales were flat at Journeys, down 13% at Schuh, and down 42% at Johnston & Murphy while sales were up 84% at Licensed Brands due to the Togast acquisition in the fourth quarter last year.

            Fourth quarter gross margin this year was 45.8%, down 110 basis points, compared with 46.9% last year. The decrease as a percentage of sales is due primarily to higher shipping and warehouse expense in all of our retail divisions driven by the increase in penetration of e-commerce, increased closeouts at Johnston & Murphy wholesale and higher markdowns at Johnston & Murphy retail and to the mix of our businesses, partially offset by decreased markdowns at Journeys.

Adjusted selling and administrative expense for the fourth quarter this year decreased 240 basis points as a percentage of sales.  On a dollar basis, expenses decreased 12% compared to the same period last year due primarily to reduced occupancy expense, driven by rent abatement agreements with landlords and government relief programs, as well as reduced selling salaries, partially offset by increased marketing expenses.

Genesco’s GAAP operating income for the fourth quarter was $62.6 million, or 9.8% of sales this year, compared with $45.3 million, or 6.7% of sales last year.  Adjusted for the Excluded Items in both periods, operating income for the fourth quarter was $64.7 million this year compared to $59.3 million last year. Adjusted operating margin was 10.2% of sales in the fourth quarter of Fiscal 2021 and 8.8% last year.

           The effective tax rate for the quarter was -45.6% in Fiscal 2021 compared to 21.0% last year.  The adjusted tax rate, reflecting Excluded Items, was 37.5% in Fiscal 2021 compared to 25.3% last year.  The higher adjusted tax rate for this year reflects the reversal of previously accrued tax benefits under the CARES Act due to positive earnings in the fourth quarter this year.  The divergence between the effective tax rate and the adjusted tax rate is due to income tax initiatives under the CARES Act and other provisions that are excluded from the adjusted tax rate.

GAAP earnings from continuing operations were $90.0 million in the fourth quarter of Fiscal 2021, compared to $35.5 million in the fourth quarter last year.  Adjusted for the Excluded Items in both periods, fourth quarter earnings from continuing operations were $40.0 million, or $2.76 per share, in Fiscal 2021, compared to $44.1 million, or $3.09 per share, last year.

Full Year Review

Net sales for Fiscal 2021 decreased 19% to $1.8 billion from $2.2 billion in Fiscal 2020. This sales decrease was driven by the impact from store closures during the year, lower store comps and sales pressure at Johnston & Murphy, partially offset by digital comp growth of 74%.  Stores were open about 76% of possible days.  The Company has not disclosed comparable sales for Fiscal 2021 as it believes that overall sales is a more meaningful metric during this period due to the impact of COVID-19.

Comparable Sales

Comparable Same Store and Direct Sales:	FY21	FY20
Journeys Group	NA	4%
Schuh Group	NA	2%
Johnston & Murphy Group	NA	(2)%
Total Genesco Comparable Sales	NA	3%
Same Store Sales	NA	1%
Comparable Direct Sales	74%	18%

Overall sales were down 16% at Journeys, 18% at Schuh, and 49% at Johnston & Murphy while sales were up 61% at Licensed Brands due to the Togast acquisition in the fourth quarter last year.

            Fiscal 2021 gross margin was 45.0%, down 340 basis points, compared with 48.4% last year. The decrease as a percentage of sales is due primarily to higher shipping and warehouse expense in all of our retail divisions driven by the increase in penetration of e-commerce, reduced margins at Johnston & Murphy as a result of increased inventory reserves, increased markdowns at Johnston & Murphy retail and closeouts at Johnston & Murphy wholesale, the mix of our businesses and increased promotional activity at Schuh, partially offset by decreased markdowns at Journeys.

Adjusted selling and administrative expense as a percentage of sales for the year was 45.7%, up 180 basis points, compared to 43.9% last year.  On a dollar basis, expenses decreased 15% compared to the same period last year due primarily to reduced occupancy expense, driven by rent abatement agreements with landlords and government relief programs, as well as reduced selling salaries and bonus and travel expenses, partially offset by increased marketing expenses.

Genesco’s GAAP operating loss for Fiscal 2021 was $(107.2) million, or (6.0)% of sales, compared with operating income of $83.3 million, or 3.8% of sales last year.  Adjusted for the Excluded Items in both periods, the operating loss was $(11.8) million this year compared to operating income of $99.2 million last year.  Adjusted operating margin was (0.7)% of sales in Fiscal 2021 and 4.5% of sales last year.

The effective tax rate was 49.8% in Fiscal 2021 compared to 25.1% last year.  The adjusted tax rate, reflecting Excluded Items, was -3.3% in Fiscal 2021 compared to 26.9% last year.  The lower adjusted tax rate for this year reflects the impact of the Company’s performance in foreign jurisdictions for which no income tax benefit or expense is recorded in Fiscal 2021, partially offset by taxes accrued for the U.S. jurisdiction.  The divergence between the effective tax rate and the adjusted tax rate is due to income tax initiatives under the CARES Act and other provisions that are excluded from the adjusted tax rate.

GAAP loss from continuing operations was $(56.0) million in Fiscal 2021, compared to earnings from continuing operations of $61.8 million in Fiscal 2020.  Adjusted for the Excluded Items in both periods, the loss from continuing operations was $(16.7) million, or $(1.18) per share, in Fiscal 2021, compared to earnings from continuing operations of $71.8 million, or $4.58 per share, last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at January 30, 2021, were $215.1 million, compared with $81.4 million at February 1, 2020.  Total debt at the end of the fourth quarter of Fiscal 2021 was $33.0 million compared with $14.4 million at the end of last year’s fourth quarter.  Inventories decreased 20% in the fourth quarter of Fiscal 2021 on a year-over-year basis.

Capital Expenditures and Store Activity

For the fourth quarter, capital expenditures were $6 million, related primarily to digital and omnichannel initiatives.  Depreciation and amortization was $11 million.  During the quarter, the Company closed 16 stores.  The Company ended the quarter with 1,460 stores compared with 1,480 stores at the end of the fourth quarter last year, or a decrease of 1%.  Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the fourth quarter of Fiscal 2021.  The Company currently has $90 million remaining on the $100 million board authorization from September 2019.

Fiscal 2022 Outlook

Due to the continued uncertainty in the overall economy driven by COVID-19, the Company is not providing guidance at this time.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of fourth quarter results on its website, www.genesco.com, in the investor relations section.  The Company's live conference call on March 11, 2021, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions.  Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic” and similar terminology.  Actual results could vary materially from the expectations reflected in these statements.  A number of factors could cause differences.  These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional stores closures due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores.  Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons.  Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company.  Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com.  Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict.  Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Forward-looking statements reflect the expectations of the Company at the time they are made.  The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,455 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids,  Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial Contacts

Thomas A. George

Senior Vice President and Interim Chief Financial Officer

(615) 367-7465

tgeorge@genesco.com

Dave Slater

Vice President, Financial Planning & Analysis and IR

(615) 367-7604

dslater@genesco.com

Genesco Inc. Media Contact

Claire S. McCall

Director, Corporate Relations

(615) 367-8283

cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 4		Quarter 4
	Jan. 30, 2021	% of Net Sales	Feb. 1, 2020	% of Net Sales
Net sales	$636,801	100.0%	$677,579	100.0%
Cost of sales	344,982	54.2%	360,107	53.1%
Gross margin	291,819	45.8%	317,472	46.9%
Selling and administrative expenses	226,511	35.6%	260,612	38.5%
Asset impairments and other, net	2,729	0.4%	11,531	1.7%
Operating income	62,579	9.8%	45,329	6.7%
Other components of net periodic benefit income	(182)	0.0%	(124)	0.0%
Interest expense, net	912	0.1%	495	0.1%
Earnings from continuing operations before income taxes	61,849	9.7%	44,958	6.6%
Income tax expense (benefit)	(28,195)	-4.4%	9,443	1.4%
Earnings from continuing operations	90,044	14.1%	35,515	5.2%
(Loss) earnings from discontinued operations, net of tax	(126)	0.0%	47	0.0%
Net Earnings	$89,918	14.1%	$35,562	5.2%
Basic earnings per share:
Before discontinued operations	$6.30		$2.52
Net earnings	$6.29		$2.52
Diluted earnings per share:
Before discontinued operations	$6.20		$2.49
Net earnings	$6.20		$2.49
Weighted-average shares outstanding:
Basic	14,293		14,108
Diluted	14,513		14,277

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	Jan. 30, 2021	% of Net Sales	Feb. 1, 2020	% of Net Sales
Net sales	$1,786,530	100.0%	$2,197,066	100.0%
Cost of sales	982,063	55.0%	1,133,951	51.6%
Gross margin	804,467	45.0%	1,063,115	48.4%
Selling and administrative expenses	813,775	45.6%	966,423	44.0%
Goodwill impairment	79,259	4.4%	—	0.0%
Asset impairments and other, net	18,682	1.0%	13,374	0.6%
Operating income (loss)	(107,249)	-6.0%	83,318	3.8%
Other components of net periodic benefit income	(670)	0.0%	(395)	0.0%
Interest expense, net	5,090	0.3%	1,278	0.1%
Earnings (loss) from continuing operations before income taxes	(111,669)	-6.3%	82,435	3.8%
Income tax expense (benefit)	(55,641)	-3.1%	20,678	0.9%
Earnings (loss) from continuing operations	(56,028)	-3.1%	61,757	2.8%
Loss from discontinued operations, net of tax	(401)	0.0%	(373)	0.0%
Net Earnings (Loss)	$(56,429)	-3.2%	$61,384	2.8%
Basic earnings (loss) per share:
Before discontinued operations	$(3.94)		$3.97
Net earnings (loss)	$(3.97)		$3.95
Diluted earnings (loss) per share:
Before discontinued operations	$(3.94)		$3.94
Net earnings (loss)	$(3.97)		$3.92
Weighted-average shares outstanding:
Basic	14,216		15,544
Diluted	14,216		15,671

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 4		Quarter 4
	Jan. 30, 2021	% of Net Sales	Feb. 1, 2020	% of Net Sales
Sales:
Journeys Group	$464,716	73.0%	$466,186	68.8%
Schuh Group	97,023	15.2%	111,711	16.5%
Johnston & Murphy Group	50,340	7.9%	86,146	12.7%
Licensed Brands	24,722	3.9%	13,467	2.0%
Corporate and Other	—	0.0%	69	0.0%
Net Sales	$636,801	100.0%	$677,579	100.0%
Operating income (loss):
Journeys Group	$79,784	17.2%	$55,685	11.9%
Schuh Group	3,556	3.7%	5,679	5.1%
Johnston & Murphy Group	(8,660)	-17.2%	7,363	8.5%
Licensed Brands	(2,499)	-10.1%	(849)	-6.3%
Corporate and Other(1)	(9,602)	-1.5%	(22,549)	-3.3%
Operating income	62,579	9.8%	45,329	6.7%
Other components of net periodic benefit income	(182)	0.0%	(124)	0.0%
Interest, net	912	0.1%	495	0.1%
Earnings from continuing operations before income taxes	61,849	9.7%	44,958	6.6%
Income tax expense (benefit)	(28,195)	-4.4%	9,443	1.4%
Earnings from continuing operations	90,044	14.1%	35,515	5.2%
(Loss) earnings from discontinued operations, net of tax	(126)	0.0%	47	0.0%
Net Earnings	$89,918	14.1%	$35,562	5.2%

(1)

Includes a $2.7 million charge in the fourth quarter of Fiscal 2021 for retail store asset impairments.  Includes an $11.6 million charge in the fourth quarter of Fiscal 2020 which includes $11.5 million pension settlement expense and $1.3 million for asset impairments, partially offset by a $0.6 million gain on the sale of the Lids headquarters building, a $0.4 million gain for lease terminations and a $0.2 million gain related to Hurricane Maria and includes $2.5 million for acquisition related expenses.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	Jan. 30, 2021	% of Net Sales	Feb. 1, 2020	% of Net Sales
Sales:
Journeys Group	$1,227,954	68.7%	$1,460,253	66.5%
Schuh Group	305,941	17.1%	373,930	17.0%
Johnston & Murphy Group	152,941	8.6%	300,850	13.7%
Licensed Brands	99,694	5.6%	61,859	2.8%
Corporate and Other	—	0.0%	174	0.0%
Net Sales	$1,786,530	100.0%	$2,197,066	100.0%
Operating income (loss):
Journeys Group	$76,896	6.3%	$114,945	7.9%
Schuh Group	(11,602)	-3.8%	4,659	1.2%
Johnston & Murphy Group	(47,624)	-31.1%	17,702	5.9%
Licensed Brands	(5,430)	-5.4%	(698)	-1.1%
Corporate and Other(1)	(40,230)	-2.3%	(53,290)	-2.4%
Goodwill Impairment	(79,259)	-4.4%	—	0.0%
Operating income (loss)	(107,249)	-6.0%	83,318	3.8%
Other components of net periodic benefit income	(670)	0.0%	(395)	0.0%
Interest, net	5,090	0.3%	1,278	0.1%
Earnings (loss) from continuing operations before income taxes	(111,669)	-6.3%	82,435	3.8%
Income tax expense (benefit)	(55,641)	-3.1%	20,678	0.9%
Earnings (loss) from continuing operations	(56,028)	-3.1%	61,757	2.8%
Loss from discontinued operations, net of tax	(401)	0.0%	(373)	0.0%
Net Earnings (Loss)	$(56,429)	-3.2%	$61,384	2.8%

(1)

Includes an $18.7 million charge in Fiscal 2021 which includes a $13.8 million charge for retail store asset impairments and a $5.3 million charge for trademark impairment, partially offset by a $(0.4) million gain for the release of an earnout related to the Togast acquisition.  Includes a $13.4 million charge in Fiscal 2020 which includes $11.5 million pension settlement expense and $3.1 million for asset impairments, partially offset by a $0.6 million gain on the sale of the Lids headquarters building, a $0.4 million gain for lease terminations and a $0.2 million gain related to Hurricane Maria and includes $2.5 million for acquisition related expenses.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	Jan. 30, 2021	Feb. 1, 2020
Assets
Cash and cash equivalents	$215,091	$81,418
Accounts receivable	31,410	29,195
Inventories	290,966	365,269
Other current assets (1)	130,128	32,301
Total current assets	667,595	508,183
Property and equipment	207,842	238,320
Operating lease right of use assets	621,727	735,044
Goodwill and other intangibles	69,479	158,548
Other non-current assets	20,725	40,383
Total Assets	$1,587,368	$1,680,478

Liabilities and Equity
Accounts payable	$150,437	$135,784
Current portion operating lease liabilities	173,505	142,695
Other current liabilities	78,991	83,456
Total current liabilities	402,933	361,935
Long-term debt	32,986	14,393
Long-term operating lease liabilities	527,549	647,949
Other long-term liabilities	57,141	36,858
Equity	566,759	619,343
Total Liabilities and Equity	$1,587,368	$1,680,478

(1)	Includes prepaid income taxes of $108.6 million at January 30, 2021.

GENESCO INC.

Store Count Activity

	Balance 02/02/19	Open	Close	Balance 02/01/20	Open	Close	Balance 1/30/21
Journeys Group	1,193	8	30	1,171	8	20	1,159
Schuh Group	136	1	8	129	1	7	123
Johnston & Murphy Group	183	3	6	180	4	6	178
Total Retail Units	1,512	12	44	1,480	13	33	1,460

GENESCO INC.

Store Count Activity

	Balance 10/31/20	Open	Close	Balance 1/30/21
Journeys Group	1,168	0	9	1,159
Schuh Group	127	0	4	123
Johnston & Murphy Group	181	0	3	178
Total Retail Units	1,476	0	16	1,460

GENESCO INC.

Comparable Sales

	Quarter 4		Fiscal Year Ended
	Jan. 30, 2021	Feb. 1, 2020	Jan. 30, 2021(1)	Feb. 1, 2020
Journeys Group	2%	1%	NA	4%
Schuh Group	35%	3%	NA	2%
Johnston & Murphy Group	(35)%	(3)%	NA	(2)%
Total Comparable Sales	1%	1%	NA	3%
Same Store Sales	(10)%	(2)%	NA	1%
Comparable Direct Sales	55%	19%	74%	18%

(1)

As a result of store closures in the first half of the year in response to the COVID-19 pandemic, the Company has not included year to date Fiscal 2021 comparable sales, except for comparable direct sales, as it believes that overall sales is a more meaningful metric during this period.

GENESCO INC.

COVID-19 Related Adjustments

Decrease (Increase) to Pretax Earnings

(in thousands)

(Unaudited)

	Quarter 4	Fiscal Year Ended
	Jan. 30, 2021	Jan. 30, 2021
Schuh goodwill impairment	$—	$79,259
Incremental retail store asset impairment (1)	1,471	11,036
Trademark impairment (1)	—	5,260
Release of Togast earnout (1)	—	(441)
Adjustments for excess inventory (2)	3,240	8,568
Non-productive compensation (3) and (4)	3,637	10,899
UK property tax relief (3)	(3,879)	(13,291)
Rent abatements and temporary rent concessions (3) and (5)	(23,146)	(34,299)
Incremental bad debt reserve (3)	(364)	2,633
Other (3) and (6)	415	1,584
Total COVID-19 related pretax adjustments	$(18,626)	$71,208

(1)	Included in asset impairments and other, net on the Condensed Consolidated Statements of Operations.
(2)	Estimated impact of COVID-19 upon permanent markdowns and inventory markdown reserves. Included in cost of sales on the Condensed Consolidated Statements of Operations.
(3)	Included in selling and administrative expenses on the Condensed Consolidated Statements of Operations.
(4)	Certain compensation paid to furloughed workers and commission based associates, net of the CARES Act, UK and Canadian government relief.
(5)	Estimated impact of abatements as well as temporary rent savings agreements that are being recognized when executed.
(6)

Includes primarily severance and increased cleaning and personal protective equipment expenses in the fourth quarter and year of Fiscal 2021 and is partially offset by the reversal of percentage rent for Fiscal 2021.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended January 30, 2021 and February 1, 2020

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 4
	January 30, 2021			February 1, 2020
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$90,044	$6.20		$35,515	$2.49
Asset impairments and other adjustments:
Retail store asset impairment charges	$2,729	4,014	0.28	$1,258	965	0.07
Trademark impairment	—	24	0.00	—	—	0.00
Pension settlement	—	—	0.00	11,510	8,409	0.59
Gain on lease terminations	—	—	0.00	(502)	(366)	(0.03)
Acquisition expenses	—	—	0.00	2,474	1,808	0.13
Gain on sale of Lids building	—	—	0.00	(586)	(428)	(0.03)
Release Togast earnout	—	(25)	0.00	—	—	0.00
Change in vacation policy	(616)	(639)	(0.04)	—	—	0.00
Gain on Hurricane Maria	—	—	0.00	(149)	(110)	(0.01)
Total asset impairments and other adjustments	$2,113	3,374	0.24	$14,005	10,278	0.72
Income tax expense adjustments:
Discrete tax items provided by the CARES Act		(41,678)	(2.87)		—	0.00
IRC Section 165 (g) 3 deduction for an outside basis difference for GCO Canada		(12,811)	(0.88)		—	0.00
Other tax items		1,058	0.07		(1,719)	(0.12)
Total income tax expense adjustments		(53,431)	(3.68)		(1,719)	(0.12)
Adjusted earnings from continuing operations (1) and (2)		$39,987	$2.76		$44,074	$3.09

(1)   The adjusted tax rate for the fourth quarter of Fiscal 2021 and 2020 is 37.5% and 25.3%, respectively.

(2)	EPS reflects 14.5 million and 14.3 million share count for the fourth quarter of Fiscal 2021 and 2020, respectively, which includes common stock equivalents in each period.

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Three Months Ended January 30, 2021 and February 1, 2020

	Quarter 4 - January 30, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$79,784	$(263)	$79,521
Schuh Group	3,556	—	3,556
Johnston & Murphy Group	(8,660)	(96)	(8,756)
Licensed Brands	(2,499)	(39)	(2,538)
Corporate and Other	(9,602)	2,511	(7,091)
Total Operating Income	$62,579	$2,113	$64,692
% of sales	9.8%		10.2%

	Quarter 4 - February 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$55,685	$—	$55,685
Schuh Group	5,679	—	5,679
Johnston & Murphy Group	7,363	—	7,363
Licensed Brands	(849)	—	(849)
Corporate and Other	(22,549)	14,005	(8,544)
Total Operating Income	$45,329	$14,005	$59,334
% of sales	6.7%		8.8%

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Fiscal Year Ended January 30, 2021 and February 1, 2020

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Fiscal Year Ended
	January 30, 2021			February 1, 2020
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(56,028)	$(3.94)		$61,757	$3.94
Asset impairments and other adjustments:
Retail store and intangible asset impairment charges	$13,863	11,892	0.84	$3,095	2,261	0.14
Trademark impairment	5,260	5,177	0.36	—	—	0.00
Goodwill impairment	79,259	79,259	5.58	—	—	0.00
Gain on lease terminations	—	—	0.00	(458)	(335)	(0.02)
Release Togast earnout	(441)	(348)	(0.03)	—	—	0.00
Change in vacation policy	(2,464)	(1,947)	(0.14)	—	—	0.00
Pension settlement	—	—	0.00	11,510	8,409	0.54
Acquisition expenses	—	—	0.00	2,474	1,808	0.12
Gain on sale of Lids building	—	—	0.00	(586)	(428)	(0.03)
Gain on Hurricane Maria	—	—	0.00	(187)	(137)	(0.01)
Total asset impairments and other adjustments	$95,477	94,033	6.61	$15,848	11,578	0.74
Income tax expense adjustments:
Discrete tax items provided by the CARES Act		(46,379)	(3.26)		—	0.00
Tax impact share based awards		1,129	0.08		(54)	0.00
IRC Section 165 (g) 3 deduction for an outside basis difference for GCO Canada		(12,811)	(0.90)		—	0.00
Other tax items		3,326	0.23		(1,475)	(0.10)
Total income tax expense adjustments		(54,735)	(3.85)		(1,529)	(0.10)
Adjusted earnings (loss) from continuing operations (1) and (2)		$(16,730)	$(1.18)		$71,806	$4.58

(1)    The adjusted tax rate for Fiscal 2021 and 2020 is -3.3% and 26.9%, respectively.

(2)

EPS reflects 14.2 million and 15.7 million share count for Fiscal 2021 and 2020, respectively, which excludes common stock equivalents in Fiscal 2021 due to the loss from continuing operations and includes common stock equivalents in Fiscal 2020.

Genesco Inc.

Adjustments to Reported Operating Income (Loss)

Fiscal Year Ended January 30, 2021 and February 1, 2020

	Fiscal Year Ended - January 30, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$76,896	$(1,052)	$75,844
Schuh Group	(11,602)	—	(11,602)
Johnston & Murphy Group	(47,624)	(384)	(48,008)
Licensed Brands	(5,430)	(156)	(5,586)
Goodwill Impairment	(79,259)	79,259	—
Corporate and Other	(40,230)	17,810	(22,420)
Total Operating Loss	$(107,249)	$95,477	$(11,772)
% of sales	-6.0%		-0.7%

	Fiscal Year Ended - February 1, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$114,945	$—	$114,945
Schuh Group	4,659	—	4,659
Johnston & Murphy Group	17,702	—	17,702
Licensed Brands	(698)	—	(698)
Corporate and Other	(53,290)	15,848	(37,442)
Total Operating Income	$83,318	$15,848	$99,166
% of sales	3.8%		4.5%